Exhibit 99.2

May 5, 2011

Youku.com Inc.

11/F, SinoSteel Plaza, 8 Haidian Street

Haidian District Beijing 100080

The People’s Republic of China

Ladies and Gentlemen,

Re: Legal Opinion

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section I). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to Youku.com Inc. (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (a) the Company’s Registration Statement on Form F-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on May 5, 2011, relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (“ADSs”), each representing ordinary shares with a par value 0.00001 per share of the Company, and (b) the sale of the Company’s ADSs and listing of the Company’s ADSs on the New York Stock Exchange. We have been requested to give this opinion as to the matters set forth below.

In rendering this opinion, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. All the Documents and the factual statements provided to us by the Company and the PRC companies, including but not limited to those set forth in the Documents, are complete, true and accurate. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority and the appropriate representatives of the Company and/or the PRC companies with the proper powers and functions.

We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all Documents and the factual statements in such Documents. We have further assumed that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents.

I.	Definitions

The following terms as used in this Opinion are defined as follows:

“1Verge Information”	means 1Verge Information Technology (Beijing) Co., Ltd., a company incorporated under the PRC Laws.

“1Verge Internet”	means 1Verge Internet Technology (Beijing) Co., Ltd., a company incorporated under the PRC Laws and of which 100% equity interest is directly owned by the Company.

“Group Companies”	means the Company, Jet Brilliant Hong Kong, and the PRC Companies.

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Companies in the PRC.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“Jet Brilliant Beijing”	means Beijing Jet Brilliant Advertising Co., Ltd., a company incorporated under the PRC Laws.

“Jet Brilliant Hong Kong”	means Jet Brilliant Limited, a company incorporated under the laws of Hong Kong and of which 100% equity interest is directly owned by the Company.

“Jiaheyi”	means Jiaheyi Advertising (Beijing) Co., Ltd., a company incorporated under the PRC Laws.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means the PRC Wholly Owned Subsidiaries, 1Verge Information and Jiaheyi.

“PRC Individuals”	means all individual shareholders of 1Verge Information and Jiaheyi who are PRC residents.

“PRC Wholly Owned Subsidiaries”	mean 1Verge Internet and Jet Brilliant Beijing.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules”	means the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, promulgated by the State Administration of Foreign Exchange of the PRC on October 21, 2005, and the Notice of the General Affairs Department of the State Administration of Foreign Exchange on Printing and Distributing the Implementing Rules for the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, promulgated by the State Administration of Foreign Exchange of the PRC on May 29, 2007.

II.	Opinions

(i)	Each of the PRC Wholly Owned Subsidiaries has been duly incorporated and is validly existing as a foreign invested enterprise with limited liability and legal person status under the PRC Laws. Each of the PRC Companies other than the PRC Wholly Owned Subsidiaries has been duly incorporated and is validly existing as a PRC domestic company with limited liability and legal person status under the PRC Laws;

(ii)	The articles of association and business license of each of the PRC Companies comply with the requirements of the PRC Laws and are in full force and effect. Except for any contemplated or ongoing applications for additional Governmental Authorizations as disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries, the business carried out by each PRC Company complies with its articles of association in effect and is within the business scope descried in its current business license;

(iii)	All of the equity interests in each of the PRC Companies have been duly authorized and all of the registered capital of each of the PRC Companies has been fully and timely paid in accordance with PRC Laws, except that 85% of the registered capital of Jet Brilliant Beijing is not due and therefore unpaid as of the date hereof. Each of the PRC Companies has duly obtained all Governmental Authorizations that are required under PRC Laws for the ownership interest by its respective shareholders as set out in Schedule 1 hereto of its equity interests. All of the equity interests of each of the PRC Companies are legally owned directly by the entities or individuals in the percentages as set out in Schedule 1 hereto after the respective names of the PRC Companies. To the best of our knowledge after due and reasonable inquiries, except for the pledge and option on such equity interests disclosed in the Prospectus, all of the equity interests of each of the PRC Companies are free and clear of all liens, charges or any other encumbrances, equities or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies;

(iv)	To the best of our knowledge after due and reasonable inquiries, except for the Group Companies, the Company has no other subsidiaries and does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other person in the PRC, except for the minority investment in Trade Lead Investments Limited made by the Company;

(v)	To the best of our knowledge after due and reasonable inquiries, except for Jiaheyi, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of the assets of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies;

(vi)	Each of the PRC Companies has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and, except as disclosed in the Prospectus, to conduct its business in the manner presently conducted and as described in the Prospectus. Except as disclosed in the Prospectus, each of the PRC Companies has all necessary Governmental Authorizations to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus, except for those Governmental Authorizations the absence of or failure to obtain or maintain which would not result in a Material Adverse Effect. Except as disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiry, (i) each of the PRC Companies is in compliance with the provisions of such necessary Governmental Authorizations in all material respects, (ii) none of the PRC Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations, and (iii) no circumstances have arisen such that any of such Governmental Authorizations may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date, except, in each case above, any such incompliance, notification of proceedings, revocation, suspension, withdrawal, cancellation, withdrawal or failure to renew which would not result in a Material Adverse Effect;

(vii)	The descriptions of the corporate structure of the PRC Companies and the Control Agreements (as defined below) set forth in “Corporate Structure” section of the Prospectus are true and accurate in all material respects. Insofar as PRC Laws are concerned, the corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the Prospectus does not violate, breach, contravene or conflict with any applicable PRC Laws;

(viii)	Each of the agreements set forth in Schedule 2 hereto (the “Control Agreements”) has been duly authorized, executed and delivered by the PRC Companies and PRC Individuals who are parties thereto, and all Governmental Authorizations in respect of the Control Agreements to ensure the legality and enforceability in evidence of each of the Control Agreements in the PRC have been duly obtained, except as disclosed in the Prospectus; and each of the Group Companies has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of the Group Companies or PRC Individuals has the power and capacity (corporate or otherwise) to enter into and to perform its/his/her obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof except for the Governmental Authorizations in connection with (x) the trademark license and (y) the future transfer of the equity interest in 1Verge Information and/or Jiaheyi, as the case may be, as contemplated under the applicable Control Agreements;

(ix)	The execution and delivery by each of the PRC Companies and the PRC Individuals of, and the performance by each of the PRC Companies and the PRC Individuals of its/his/her obligations under, each of the Control Agreements to which it/he/she is a party and the consummation by each of the PRC Companies and the PRC Individuals of the transactions contemplated therein will not: (i) result in any violation of the business license, the articles of association of the PRC Companies, or Government Authorizations; (ii) result in any violation of any PRC Laws, except as disclosed in the Prospectus, or (iii) to the best of our knowledge after due and reasonable inquiry, result in a breach or violation of or constitute a default under arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant PRC Companies, as the case may be, any agreement or instrument governed by the PRC Laws, to which any of them is expressed to be a party or which is binding on any of them or any of their assets, except where, in respect of (iii) above, such violation, breach or default which, individually or in the aggregate, would not have a Material Adverse Effect;

(x)	The SAFE Rules require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. The SAFE Rules provide that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to China. As disclosed in the Registration Statement, Mr. Victor Koo, the founder and chief executive officer of the Company and the PRC Individuals, Qiong Qin and Dele Liu, have not been requested to file the registration and amendments pursuant to the SAFE Rules with the competent local branch of the SAFE, for reasons as set forth below:

(1)	both PRC Individuals are PRC citizens and have not conducted any direct or indirect offshore investment activities or held any shares, directly or indirectly in any of the Company or Jet Brilliant Hong Kong; therefore, these PRC resident shareholders are not required to file the registrations and amendments pursuant to the SAFE Rules;

(2)	based on the inquiries with the competent local branch of SAFE by Mr. Koo, the founder of the Company, who is a permanent resident of Hong Kong: given the lack of any publicly-available implementing rules or official interpretations issued by the SAFE regarding the issue of whether the registration and amendment filing requirements under SAFE Rules should apply to non-PRC citizens, despite that Mr. Koo stays in mainland China for over 183 days per annum, he should not be deemed a PRC resident for purposes of filing the registration and amendments pursuant to the SAFE Rules, and any attempt to submit an application to such local SAFE branch with respect to the filing of registration for Mr. Koo’s investment and shareholdings in the Company will not be officially accepted or examined;

However, we cannot conclude that the SAFE or the local branch responsible for PRC Wholly Owned Subsidiaries’ foreign exchange registrations will not later alter their position on and interpretation of the applicability of SAFE Rules to Mr. Koo and/or the PRC Individuals. Further, we cannot assure that in the event that the registration procedures set forth in SAFE Rules become applicable to Mr. Koo and/or the PRC Individuals, all of these individuals can successfully make or update any applicable registration or obtain necessary approval required by SAFE Rules for reasons such as the relevant local SAFE branch declines to accept the applications;

(xi)	The statements set forth in the Prospectus under the captions “Risk Factors,” “Corporate Structure,” “Management’s Discussion and Analysis of Financial, Condition and Results of Operations – Selected Statements of Operation Items – Taxation – PRC,” “Enforceability of Civil Liabilities,” “Business,” “Regulation,” “Related Party Transactions-Contractual Arrangements with 1Verge Information and Jiaheyi,” and “Taxation – PRC Taxation” in each case insofar as such statements purport to constitute summaries of the matters of PRC law, fairly reflect the matters purported to be summarized and are true and correct in all material respects;

(xii)	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. As disclosed in the Registration Statement, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Company’s under the Prospectus are subject to this regulation, and (2) given that 1Verge Information and 1Verge Internet were incorporated before September 8, 2006, the effective date of this regulation, and that no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation, the Company is not required to submit an application to the CSRC for its approval of the listing and trading of its ADSs on New York Stock Exchange;

III.	Qualifications

This opinion is subject to the following qualifications:

(i)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(ii)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

(iii)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by SEC or any other regulatory agencies.

We hereby consent to the use of this opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ TransAsia Lawyers
TransAsia Lawyers

SCHEDULE 1

List of PRC Companies and Their Shareholding Information

No.	Full Name	Abbreviation	Shareholder(s)	Shareholding Percentage(s)
1.	1Verge Internet Technology (Beijing) Co., Ltd.	1Verge Internet	Company	100%
2.	Beijing Jet Brilliant Advertising Co., Ltd.	Jet Brilliant Beijing	Jet Brilliant Hong Kong	100%
3.	1Verge Information Technology (Beijing) Co. Ltd.	1Verge Information	Qiong Qin Dele Liu	80% 20%
4.	Jiaheyi Advertising (Beijing) Co., Ltd.	Jiaheyi	Qiong Qin Dele Liu	80% 20%

SCHEDULE 2

List of Control Agreements

1.	Amended and Restated Business Operations Agreement, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information and the shareholders of 1Verge Information

2.	Amended and Restated Business Operations Agreement, dated as of August 16, 2010, among 1Verge Internet, Jiaheyi and the shareholders of Jiaheyi

3.	Amended and Restated Equity Interest Pledge Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

4.	Amended and Restated Equity Interest Pledge Agreement, dated as of September 27, 2010, among 1Verge Internet and the shareholders of Jiaheyi

5.	Power of Attorney, dated as of August 16, 2010, by the shareholders of 1Verge Information

6.	Power of Attorney, dated as of August 16, 2010, by the shareholders of Jiaheyi

7.	Amended and Restated Exclusive Technical and Consulting Services Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

8.	Amended and Restated Exclusive Technical and Consulting Services Agreement, dated as of August 16, 2010, between 1Verge Internet and Jiaheyi

9.	Amended and Restated Trademark License Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

10.	Amended and Restated Domain Name License Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

11.	Amended and Restated Equity Option Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

12.	Amended and Restated Equity Option Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of Jiaheyi

13.	Amended and Restated Loan Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

14.	Amended and Restated Loan Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of Jiaheyi

15.	Supplementary Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

16.	Supplementary Agreement, dated as of August 16, 2010, between 1Verge Internet and Jiaheyi

17.	Assignment Agreement I, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information, Jiaheyi, Qin Qiong and Liu Dele

18.	Assignment Agreement II, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information, Jiaheyi, Qin Qiong and Liu Dele

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